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                                                                   Exhibit 99.1


                  KN ENERGY COMPLETES MIDCON CORP. ACQUISITION

LAKEWOOD, COLO., January 30, 1998 - KN Energy, Inc. (NYSE: KNE), announced today that it has closed on its purchase of MidCon Corp., after earlier receiving federal approval for the transaction. The management of the new, $7.8 billion entity will now begin efforts to combine the operations of the two companies.

      The company announced in December 1997 its intent to purchase the assets of MidCon, based in Lombard, Ill., from Occidental Petroleum for $3.49 billion. Forecast performance of the combined entity will be immediately accretive to the earnings expectations of KN Energy standing alone. KN Energy has completed financing arrangements for the transaction, and will go to the public markets to complete its long-term capital requirements within the next several months, through a planned issuance of debt and equity securities.

      "Our efforts will now focus on ensuring the successful integration of MidCon and KN Energy," said Larry Hall, KN Energy chairman and chief executive officer. "MidCon employees will play key roles in ensuring the success of this transaction. We believe they will be valuable contributors to making us a stronger company for our customers and shareholders."

      Hall noted that KN Energy plans to use its "value stream" strategy of developing non-regulated businesses around the regulated portion of its newly acquired properties - a process KN Energy has successfully used in its own regional markets.

      "We have enhanced the value of our company and profitably grown our assets for more than a decade by identifying and pursuing non-regulated business opportunities. We have built KN Energy into a major player using this strategy, and we plan to repeat it as we enter into new markets with our MidCon acquisition," he said.

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KN ENERGY COMPLETES MIDCON TRANSACTION                                  PAGE TWO


      The company will achieve savings through elimination of duplicate functions, combinations of certain operations and other synergies.

      With completion of the transaction, KN Energy, through its various subsidiaries, becomes the nation's second-largest pipeline operator, with more than 27,150 miles in 15 states. It is also the seventh-largest gas marketing company. The combined operations make KN Energy the sixth-largest integrated energy company in total assets and the seventh-largest revenue company, with $4.7 billion in operating revenue.

      KN Energy has access to natural gas supplies in all of the major supply basins in the United States, including Mid-Continent, West Texas, Rocky Mountain and Gulf Coast regions, and will market in excess of 4 billion cubic feet per day. KN Energy also becomes a top five producer of natural gas liquids, and is projected to produce and market more than 90,000 barrels per day.

      The acquisition also brings together two leaders in the push for deregulation of the energy market, KN Energy's en-able joint venture with PacifiCorp and MidCon's mc(2) Inc. Combined, the two entities will have a specific focus on residential and small-business, mass-market opportunities.

      MidCon primarily is engaged in the regulated purchase, gathering, processing, transmission, storage and sale of natural gas to utilities, municipalities, and large commercial and industrial companies from the Gulf of Mexico to the Canadian border. MidCon's principal subsidiaries include NGPL, MidCon Texas Pipeline Operator, Inc., MidCon Gas Services, MidCon Power Services Corp., mc(2), which markets natural gas and electricity at retail levels, and MidCon Gas Products Corp.

      KN Energy, Inc., based in Lakewood, is Colorado's largest integrated energy services company, with operations that include natural gas gathering, processing, marketing, storage, transportation, energy commodity sales - natural gas and natural gas liquids - and innovative services designed for consumers, utilities and commercial entities. KN Energy is the sixth largest integrated nearly energy company in the nation with operations in 15 states, and is the second largest pipeline operator. It also jointly owns en-able, which markets the Simple Choice(SM) brand of enhanced products and services for consumers through their local utilities, and fully owns mc(2) Inc., which markets natural gas and electricity.